UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      October 29, 2009

VOIS INC.
(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Yamato Road, Suite 201, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 998-3882

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2009 Mr. Herbert Tabin, a member of the Board of Directors and Senior Vice President - Corporate Development of VOIS Inc. resigned his positions as an executive officer and director of the company.  There were no disagreements between the company and Mr. Tabin on any matter.

On October 30, 2009 the Board of Directors appointed Mr. Mark B. Lucky to the Board to fill the vacancy resulting from Mr. Tabin’s resignation and appointed Mr. Lucky our and Secretary.  Biographical information for Mr. Lucky is as follows:

Mark B. Lucky.  Mr. Lucky has served as the Chief Financial Officer of IceWEB Inc. (OTCBB: IWEB) since March 2007. He has over 20 years professional experience in high growth/start-up ventures and established companies with multi-industry experience including financial services, technology, software, real estate, biotech and entertainment and media. Prior to joining IceWEB, he consulted at Bearing Point on their financial restatement project. From 2004 to 2005 he was Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California based internet technology company. While at both Galt Associates, Inc. and MindShare Design, Inc. Mr. Lucky was the senior financial officer for the company, providing strategic and tactical analysis and managing day to day finance, accounting, cash management, reporting and human resource responsibilities. During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc., a NASDAQ-listed San Francisco, California-based early stage drug discovery biotech company (acting CFO and Senior Director of Finance), PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President - Finance 1997 to 1998), Mindscape, Inc. (Director of Financial Planning and Analysis 1995 to 1996), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning 1991 to 1995), and KPMG. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California.

On October 30, 2009 the Board of Directors amended the terms of various outstanding options, including:

•           Options to purchase 40,000,000 shares of our common stock with an exercise price of $0.0525 per share granted under our 2002 Stock Option Plan which are held by members of our management and an employee were amended to provide that these options are exercisable until the earlier of (i) the original expiration date of June 7, 2012, or (ii) the first anniversary following the date the holder is no longer a member of the Board of Directors or employee of our company;

•           Options to purchase an aggregate of 120,000,000 shares of our common stock with an exercise price of $0.025 per share granted under our 2007 Equity Compensation Plan which are held by members of our management and an employee were amended to provide that these options are exercisable until the earlier of (i) the original expiration date of October 3, 2012, or (ii) the first anniversary following the date the holder is no longer a member of the Board of Directors or employee; and

•           Option to purchase  an aggregate of 166,500,000 shares of our common stock with exercise prices ranging from $0.0035 to $0.007 per share granted under our 2009 Equity Compensation Plan which are held by members of management, an employee and a consultant were amended to accelerate the vesting of all previously unvested portions to October 29, 2009 and to provide that all such options are exercisable for the earlier of three years from the vesting date or one year after the date the holder is no longer an officer, director or employee of our company or, as to the consultant, no longer renders services to us.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 29, 2009 the Board of Directors of VOIS Inc. approved Articles of Amendment to its Articles of Incorporation changing the par value of VOIS’ common stock from $0.001 per share to $0.00001 per share.  Pursuant to the provisions of the Florida Business Corporations Act no shareholder consent was required for this action.

Item 8.01	Other Events.

As previously disclosed in June 2009 a complaint was served against VOIS Inc. and Mr. Gary Schultheis, an executive officer and member of our Board of Directors, alleging breach of contract seeking compensatory damages in the sum of $15,711.50.  The complaint, styled Publicity Guaranteed Inc., Plaintiff, vs. VOIS Inc., and Gary Schultheis Defendants, Case No. 09034523-25, in the Circuit Court for the 17th Circuit Court in and for Broward County, Florida, alleged that in November 2007, the defendants entered into a contract with the plaintiff to provide media services and did not faithfully perform the contract as identified.  In October 2009 the plaintiff filed a motion to voluntary dismiss the action with prejudice, agreeing to pay its own fees and costs connected therewith.

As previously reported, on April 30, 2008 we filed a three-count Complaint in Palm Beach Circuit Court against Edward Spindel and Michael Spindel.  We brought claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment.  We sought damages in excess of $968,000.  The defendant’s Counterclaim was filed on February 17, 2009 and we filed our Answer on March 13, 2009.  On August 5, 2009, the Court ordered the parties to attend a settlement conference with a magistrate judge to be held on September 2, 2009.  The parties appeared before the magistrate but did not reach a resolution.  Shortly thereafter, the parties attended mediation on September 16, 2009, which resulted in an impasse although we initially continued to discuss a possible settlement these discussions did not result in a settlement.  Presently, we are set to begin trial on this matter on or about December 12, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

3.11	Articles of Amendment to the Articles of Incorporation as filed with the Secretary of State of Florida on October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: October 30, 2009	By:	/s/ Gary Schultheis
Gary Schultheis,
Chief Executive Officer and President